CH06053 CO

OPTION TO ACQUIRE OIL & GAS LEASE

This Option to Acquire Oil & Gas Lease ("Agreement") is entered into by and between Cascadia Energy Corp., a Washington corporation ("Cascadia") and Pope Resources L.P., a Delaware Limited Partnership ("Pope") and is effective as of May 9, 2006. The parties' addresses for notice purposes are as follows:

CASCADIA ENERGY CORP.	POPE RESOURCES L.P.
The Sparing Technology Center	C/O OLYMPIC RESOURCE MANAGEMENT
4100 194th St. SW, Suite 110	19245 TENTH AVENUE NORTHEAST
Lynnwood, WA 98036	POULSBO, WA 98370
Tel: 425-774-9780	TEL: 360-697-6626
Mobile: 206-484-3150	MOBIL: 360-520-1635
Fax: 425-774-9790	FAX: 360-697-1156

Attn: Thomas J. Deacon - President	ATTN: MIKE MACKELWICH,
COLUMBIA TREE FARM

WHEREAS, Cascadia desires to secure from Pope an option to obtain one or more oil & gas leases pertaining to the property situated in Cowlitz County and Lewis County, State of Washington, described on Exhibit A attached hereto ("Option Lands") which, for the purposes of this Agreement, are deemed to include 15,280 gross and 15,280 net mineral acres;

WHEREAS, the parties hereto desire to enter into an option agreement pursuant to which Cascadia shall have the right to lease the "Option Lands;"

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, the parties agree as follows:

1.            Grant of Option. In consideration of the payment by Cascadia to Pope of One Dollar ($1) per net mineral acre, being a total consideration of Fifteen Thousand Two Hundred and Eighty Dollars ($15,280), the receipt and sufficiency of which is hereby acknowledged, Pope does hereby grant and convey to Cascadia, its successors and assigns, the sole and exclusive right and option (the "Option") to obtain one or more Oil & Gas Leases pertaining to the Option Lands, each in the form attached hereto as Exhibit B ("Lease").

2.            Term of Option; Break Up Fee. The initial term of this Agreement shall be for a period of eighteen (18) months, commencing on the effective date hereof and ending on November 9, 2007 (the "Initial Term"). If during the Initial Term (i) Cascadia expends at least Two Hundred Thousand Dollars ($200,000) exploring and developing geological leads within the Vader or Cedar Creek areas (as identified on Exhibit C attached hereto), and (ii) notifies Pope that is has done so and provides proof of such expenditures reasonably satisfactory to Pope, then the Initial term shall be extended for an additional one (1) year. If the above conditions for extension of the Initial Term are not satisfied, this Agreement shall terminate as of the expiration of the Initial Term and, as additional consideration for this Agreement, Cascadia shall pay to

Pope the additional sum of Thirty Thousand Five Hundred Sixty Dollars ($30,560). If such conditions are satisfied, this Agreement shall terminate at the end of such one (1) year extension, and except under any Lease(s) executed pursuant hereto, the parties shall have no further rights or obligations hereunder.

3.            Execution of Leases. If the conditions for extension of the Initial Term set forth in Section 2 are satisfied, Cascadia thereafter may, at its option, on or before the termination of this Agreement, to enter into one or more Leases, covering some or all of the Option Lands. In the event Cascadia desires to exercise its rights hereunder, Cascadia shall notify Pope during the term of this Agreement and such notice shall contain: (i) a statement that Cascadia is exercising its rights hereunder; and (ii) one or more completed Lease(s) executed by Cascadia containing a legal description of the property to be leased. The effective date of the Lease(s) will be, at Cascadia's option, any date (inclusive) between the effective date of this Agreement and the expiration of the term hereof. There shall be no bonus payment due under any Lease. Cascadia may select the Option Lands to be covered by any Lease in its sole discretion; provided, however, that the selected lands for any Lease must comprise a minimum of Six Hundred Forty (640) acres.

4.            Geological Information; Well Logs. Whether or not Cascadia elects to enter into a Lease hereunder, at the expiration or sooner termination of the term hereof, Cascadia shall provide Pope with copies of all geological or other exploratory data developed with respect to the Option Lands, including without limitation topographic maps, survey maps, site plans, land use maps, engineering data, feasibility studies, soil tests, water tests, governmental permits, permit applications, seismic data and interpretations thereof, drilling and geophysical well logs, drilling reports, hydrologic information, coal mining maps and reports, coat analysis, and coal core hole data, together with copies of all title commitments, title abstracts or documents affecting title to the Option Lands. Pope understands that except for data available to the public through recording or filing in governmental offices, such data is proprietary to Cascadia. Cascadia shall label any such documents reasonably believed by Cascadia to be proprietary and secret as "confidential" and Pope hereby agrees that it shall maintain all such information acquired hereunder in confidence for a period of three years after termination of this Lease and may use such information for its own data base files and engineering requirements but not otherwise.

5.            Notices. All written notices permitted or required by this lease to be given Pope and Cascadia shall be sent to their respective addresses listed on page 1 above, shall be sent by certified United States mail or commercial courier service, and shall identify this lease by date, parties, description and any recording data; provided that either party may change such notice address by giving written notice to the other party specifying the new address. Notices given by certified mail shall be deemed given three (3) business days after mailing. Notices given by commercial courier shall be deemed given on delivery to the specified address.

6.            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, successors, and assigns; provided, however that neither this Agreement nor the obligations hereunder may be transferred or assigned by Cascadia, in whole or in part, except to its current partner in the project area, Comet

Ridge USA, Inc., or Comet's wholly owned Washington state subsidiary, St. Helens Energy, LLC , without Pope's prior written consent.

7.            Authority. Each party to this Agreement, and each individual signing on behalf of each party, hereby represents and warrants to the other that it has full power and authority to enter into this Agreement and that its execution, delivery, and performance of this Agreement has been fully authorized and approved, and that no further corporate approvals or consents are required to bind such party.

8.            Exhibits. Exhibits A, B and C referred to herein are incorporated in this Agreement in their entirety.

9.            Disclaimer of Warranty. The rights herein granted to Cascadia are limited to those owned by Pope. Pope makes no representation or warranty, express or implied, as to its right, title or interest in or to the Option Lands or to the mineral estate therein, and Pope shall have no liability to Cascadia in connection therewith. Cascadia shall bear all risk with respect to the matters of title.

10.          Indemnity. Cascadia shall indemnify, defend, and hold Pope harmless from and against any loss, liability, claim, damage, cost or expense (including, but not limited to, reasonable attorney fees and all costs of litigation or investigation) arising out of or in any way connected with (a) Cascadia's use or occupation of the Option Lands or lands adjacent thereto or Cascadia's surface or subsurface operations thereon, including, without limitation, any environmental investigation, cleanup or abatement which may be ordered by any court or any governmental entity having proper jurisdiction in connection with any release caused or exacerbated by Cascadia, its agents or contractors, of any toxic or hazardous waste, substance, or pollutant (identified as such by any federal, state, or local law), or any petroleum product (collectively "Toxic Substances") on, in, or about the Option Lands, (b) Cascadia's breach of any covenant herein contained, or (c) any assertion or allegation by any other party of the wrongful or erroneous payment of any amount made under this Agreement. This Section 10 shall survive termination of this Agreement. Cascadia shall notify Pope with reasonable promptness of any such loss, liability, claim or damage, and Pope shall have the night, if it so elects, to have its attorneys participate in processing or defending the same.

11.          General. This is the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings, written or oral. This Agreement may be modified only in writing signed by both parties. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. Any waiver hereunder must be in writing. Any waiver of any right or remedy hereunder with respect to any default shall not constitute a waiver of the same or any other right or remedy with respect to any other default hereunder. This Agreement is for the benefit only of the parties hereto and shall inure to the benefit of and bind the successors and assigns of the parties hereto. In any suit, action or appeal therefrom to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its costs and expenses incurred therein, including reasonable attorneys' fees and other costs of litigation. This Agreement may be executed and delivered in counterparts, each of which shall be deemed as an original and all of which shall constitute one and the same agreement. Time is of the essence hereof.

12.          Recording. This Agreement shall not be -recorded in any public records. On request, Pope will execute a Memorandum of Agreement in a form suitable for recording.

13.          Governing Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. Venue in any action under this Agreement shall be in Cowlitz, Lewis or King County, Washington, at the election of Pope. Each of the parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Washington and of the United States of America located in the State of Washington for any litigation arising out of or relating to this Agreement and agrees not to commence any litigation relating to the Agreement except in such courts, waives any objection to the laying of venue of any such litigation in such courts, and agrees not to plead or claim that such litigation brought in such courts has been brought in an inconvenient forum.

EXECUTED AND EFFECTIVE as of the date first above written.

CASCADIA ENERGY CORP.	POPE RESOURCES L.P. by Pope MGP, Inc, Its General Partner

By: /s/ Thomas J. Deacon	By: /s/ David L. Nunes
Thomas J. Deacon	David L. Nunes
Its: President	Its: President

EXHIBITS

Exhibit A - Option Lands

Exhibit B - Form of Oil & Gas Lease

Exhibit C - Vader or Cedar Creek Areas

CH06053 CO

STATE OF WASHINGTON	}	ss
COUNTY OF

On this 9 day of May, 2006, before me personally appeared DAVID L. NUNES, to me known to be the PRESIDENT, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

Notary Public State of Washington SIMONE G. TADE My Appointment Expires Sep 10, 2009	/s/ Simone G. Tade Notary Public in and for the State of Washington. My appointment expires: SEPTEMBER 10, 2009.

STATE OF WASHINGTON	}	ss
COUNTY OF SNOHOMISH

On this 4th day of May, 2005, before me personally appeared Thomas J. Deacon, to me known to be the President of Cascadia Energy Corp., the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year herein first above written.

/s/ Hester Nicole Norton Notary Public in and for the State of Washington. My appointment expires: February 7, 2010.

Exhibit "A"

To that certain Option to

Acquire Oil & Gas Lease Agreement

dated May 9, 2006 by and

between "Pope Resources L.P.

and Cascadia Energy Corp.

Lewis County, Washington

Township 11 North, Range 2 West, W.M.

Section 30	SE/4 NE/4, NE/4 SE/4

Cowlitz County Washington

Township 9 North, Range 1 West, W.M.

Section 19	SW/4 NW/4, W/2 SW/4

Township 9 North, Range 2 West, W.M.

Section 24	SE/4 NE/4, NE/4 SE/4, S/2 SE/4
Section 25	E/2

Township 10 North, Range 1 West, W.M.

Section 1	All
Section 2	S/2 NW/4
Section 3	All
Section 4	N/2, W/2 SW/4
Section 5	All
Section 6	All ex. NE/4 NE/4
Section 7	All
Section 8	All
Section 9	All
Section 10	Ptn. SE/4
Section 11	All ex. NE/4 NW/4
Section 13	Ptn. W/2
Section 16	N/2 NE/4, NW/4
Section 17	All
Section 18	All
Section 19	All

CH06053 CO

(Township 10 North, Range 1 West, W.M. Cont'd)

Section 20	Ptn. E/2 E/2, NW/4 NE/4, E/2 NW/4, Ptn. N/2 SE/4, SE/4 SE/4
Section 21	All ex. Toutle River Forest Tracts # 1
Section 23	Ptn. SE/4, N/2 SW/4
Section 25	Ptn. E/2 SW/4
Section 29	N/2 NE/4, NW/4, NW/4 SW/4, SE/4
Section 30	E/2 NE/4, NE/4 SE/4
Section 31	NW/4 NE/4

Township 10 North, Range 2 West, W.M.

Section 1	W/2 SW/4
Section 9	NW/4 SW/4
Section 10	Ptn. E/2 NE/4, Ptn. SE/4
Section 11	E 3/4, Ptn. W/2 W/2
Section 12	NE/4, S/2
Section 13	All
Section 14	E 3/4, Ptn. W/2 W/2
Section 15	Ptn. E/2
Section 22	Ptn. NE/4, Ptn. NE/4 SE/4
Section 23	All ex. Plat of Toutle River Forest Tracts # 5, ex. lying S & E of Toutle River, ex. Ptn. SW/4 SW/4, ex. Ptn. NW/4 NW/4
Section 24	NE/4 NE/4, N/2 NW/4, SW/4 NW/4, NW/4 SW/4, S/2 S/2 N & E of River.
Section 25	W/2, N/2 SE/4, SE/4 SE/4
Section 27	Pt. NE/4 NW/4
Section 28	E/2 SE/4
Section 33	S/2 SE/4
Section 34	Ptn, GL # 7 & 8, W/2 SW/4
Section 35	Ptn. NE/4 NE/4, Ptn. SE/4 SE/4
Section 36	NE/4 NW/4

CH06053 CO

Exhibit "B"

FORM OF OIL AND GAS LEASE

THIS OIL AND GAS LEASE (this "Lease") is made and entered into as of the ______ day of ________________200__ by and between Pope Resources L.P., a Delaware limited partnership authorized and doing business in the State of Washington, whose address is C/O Olympic Resource Management, 19245 Tenth Avenue Northeast, Poulsbo, WA 98370 ("Lessor"), and Cascadia Energy Corp., a Washington corporation, whose address is The Sparling Technology Center, 4100 194th St., Suite 110, Lynnwood, WA 98036 ("Lessee").

1.            Lease of Mineral Estate; Use. Lessor hereby leases unto the Lessee, its successors and assigns, and Lessee hereby leases from Lessor, all of Lessor's right, title and interest in the lands described on Exhibit A attached hereto and incorporated herein (the "Leased Premises"), including all interests therein which Lessor may acquire by operation of law, reversion or otherwise.

Lessor claims no interest in the surface estate and leases surface rights only to the extent Lessor has such rights by virtue of its ownership of the mineral estate and only to the extent, if any, of such rights owned by Lessor; and Lessor hereby leases only such mineral rights, if any, as it has in the Leased Premises; and Lessor makes no warranties express or implied regarding ownership of any interest in the Leased Premises, Lessee agrees that Lessor shall not be liable to Lessee for any defects, liens or encumbrances on Lessor's title to the Leased Premises, or any portion thereof, or as to any gas or oil found in the Leased Premises or taken from the Leased Premises, provided that if Lessor owns less than the entire fee simple mineral estate in any part of the Leased Premises giving the right of production of oil and gas, the rental and royalties payable to Lessor hereunder shall be proportionately reduced insofar as the property to which Lessor's title has failed in whole or in part is concerned. If at any time persons other than Lessor claim to be entitled to any royalty, rental, bonus bid, or other payment under this Lease, then upon receiving notice of such claim Lessee may suspend payment of the disputed amounts to Lessor and may deposit such amounts into an interest bearing account pending resolution of the dispute. Timely payment of any amount into such an account with prior notice to Lessor of such claim from such other person or persons, shall have the same effect as if such amount had been timely paid to Lessor.

For the purpose of calculating rents, but not royalties, the Leased Premises shall be deemed to contain Fifteen Thousand Two Hundred Eighty acres (15,280) net mineral acres whether or not the actual amount is more or less, and whether or not Lessor acquires additional interests in the Leased Premises.

Subject to the terms and conditions set forth herein, Lessee may use the Leased Premises solely for the purposes of (a) exploring for oil and gas by geological,

geophysical and all other methods, including drilling, (b) operating and producing from oil and gas wells, (c) drilling, establishing and utilizing wells for the extraction and disposition of water, brine or other fluids, (d) enhancement of production and recovery of such products, and (e) the construction and operation of structures and facilities on the Leased Premises, as reasonably required in connection with treating, producing, caring for and saving such products, including but not limited to pipelines, roads, power and communication lines, pump and power stations, all incidental to the foregoing uses, and for no other uses or purposes or extraction of any other products; provided, however, that nothing herein shall give Lessee the right to erect or maintain on the Leased Premises any dwelling house for employees or for the use of others or any refinery or natural gas plant. No right is given hereby for Lessee to maintain on the Leased Premises any "tank farm" as that term is commonly used and understood in pipeline or refinery operations, but only to maintain such tanks (in addition to those required for storage of fuel and water for its operations hereunder) as may be usual or customary for the accumulation, treatment and preparation for shipment of oil or gas from the Leased Premises. As used in this Lease, the term "gas" includes without limitation, all occluded natural gas, sometimes known as coal bed methane, coal bed gas, or coal seam gas, occurring within and emitted from coal beds, coal seams, other coal deposits, and contained in void spaces created by underground coal and mineral mining by others.

2.            TERM. Unless sooner terminated as provided herein, the primary term of this Lease shall be (5) years commencing on the date hereof, and the term shall continue thereafter as long as oil and gas, or either of them, is produced in commercial quantities from the Leased Premises or from acreage pooled therewith by Lessee, its successors and assigns.

3.            NET MINERAL ACRE. This Lease is based or net mineral acres. A net mineral acre is defined as that fractional portion of the mineral rights on any given acre owned by the Lessor. If Lessor owns 100% of the mineral rights, one net mineral acre equals one acre. If Lessor owns a percentage of the mineral rights in any acre, the net mineral acre equals that percentage of the acre (e.g. if Lessor owns an undivided 1/2 of the mineral rights in an acre, the net mineral acre equals 1/2 acre).

4.            RENTS. Lessee agrees to pay to Lessor annual rent in the amount of one dollar ($1.00) per net mineral acre, in advance, commencing on the hereof and continuing thereafter on each anniversary of the date hereof. The Leased Premises is neither divisible nor severable, except as otherwise provided, and such rent is required for all such property as described. Lessee's obligation to pay rent shall continue throughout the term of this Lease, notwithstanding expiration of the primary term. Rent paid pursuant to this Lease shall be in addition to and not in lieu of any royalty due to Lessor for leased substances produced under this Lease during the year for which such rent has been paid. All rental payments shall be made payable to Lessor and shall be mailed to Lessor, c/o Olympic Resource Management, 321 Maurin, Suite C, Chehalis, WA 98532, or to such other address as Lessor shall specify in writing. Any payment or tender which is made in a good faith attempt to make proper payment, but which is erroneous in whole or in part as to parties, amounts or depository, shall nevertheless be sufficient to prevent termination of this Lease and to extend the time within which operations may be conducted in the same manner as though a proper payment has been made; provided, however, that Lessee shall correct such error within fifteen days after Lessee has received notice thereof from Lessor.

5.	ROYALTIES. In addition to rent under Section 4,

a. During the primary term of five (5) years from the date of this Lease, except for oil and gas used on the Leased Premises, or on land pooled therewith for development and production, Lessee agrees to pay monthly to Lessor the following royalties:

1. One-eighth (1/8) of the market value at the well head of oil of like grade and gravity prevailing for the field or pool where produced on the day that it is shipped, of all oil produced and saved pursuant to this Lease.

2. One-eighth (1/8) of the gross proceeds received by Lessee from the sale of gas, including casinghead gas and other gaseous substances sold by Lessee, as calculated at the wellhead; but if gas, including casinghead gas and other gaseous substances, is used by Lessee off the lands subject to this Lease or pooled therewith, one-eighth (1/8) of the market value calculated at the wellhead.

b. During the term following the primary term of five (5) years from the date of this Lease, and as long thereafter as this lease shall remain in force, except for oil and gas used on the Land, or on land pooled therewith for development and production, Lessee agrees to pay monthly to Lessor the following royalties:

1. Three-sixteenths (3/16) of the market value at the well head of oil of like grade and gravity prevailing for the field or pool where produced on the day that it is shipped, of all oil produced and saved pursuant to this Lease.

2. Three-sixteenths (3/16) of the gross proceeds received by Lessee from the sale of gas, including casinghead gas and other gaseous substances sold by Lessee, as calculated at the wellhead; but if gas, including casinghead gas and other gaseous substances, is used by Lessee off the lands subject to this Lease or pooled therewith, three-sixteenths (3/16) of the market value calculated at the wellhead.

6.            ROYALTIES IN KIND. Whenever, at the option of Lessor, which may be exercised from time to time, but upon not less than thirty (30) days notice to Lessee and at intervals of not less than six (6) months, Lessor elects to take it's royalty on leased substances in kind, Lessee shall deliver free of charge on the Land, or at such places as Lessor and Lessee mutually agree upon, to Lessor, or to such individual, firm or corporation as Lessor may designate, all royalty substances produced and saved from said lands. Such substances shall be in good and merchantable condition, Lessee agrees, if necessary, to furnish storage for royalty substances, excluding gaseous substances, free of charge for thirty (30) days after the substances are produced from said lands. Lessee shall not be held liable for the value of royalty substances that are lost or destroyed from causes beyond Lessee's reasonable control.

7.            SHUT-IN WELLS. If at any time, either before or after the expiration of the primary term of this lease, there is any gas well capable of producing gas in paying quantities but which is shut-in (i.e. temporarily halted), either before or after production therefrom and the production therefrom is not sold or used off the leased premises for a period of 90 consecutive days, and this lease is not being maintained by production of leased substances, operations, or otherwise, Lessee shall pay or tender as shut-in gas royalty ten dollars ($10.00) per acre per year for the number of acres then covered by this lease. If the shut-in well is in a pooled or proration unit then this fee shall be measured by the acreage only in the pooled or proration unit for said well. This payment shall be in addition to the minimum annual rental and not in lieu of or as a deduction toward said annual rental. Such payment shall be due on the last day of the next succeeding month following the calendar month in which said 90 day period so expires which last day of the month is hereinafter referred as the "shut-in royalty date." In like manner on or before each annual succeeding shut-in royalty date, which such gas well remains shut-in, Lessee shall make payment of shut-in gas royalty in the same amount and manner. A shut-in gas well for which such shut-in gas royalty is being paid shall be considered under this lease as a well producing gas in paying quantities for the purpose of continuing this lease. However, no such payment shall serve, in lieu of actual production, to continue this lease for a period in excess of five (5) years after oil and/or gas is discovered in paying quantities upon the Land. No payment of shut-in royalty shall relieve Lessee of the duty to use due diligence to obtain a market for such gas. As used in this Lease, production in "paying quantities" means that the market value of oil or gas, less royalties, exceeds out-of-pocket operational expenses, not including capital expenses or non-cash items such as depreciation, for the immediately preceding six (6) month period.

8.            PAYMENT OF ROYALTIES. Unless the time of payment is otherwise extended by the Lessor, Lessee shall make payment on or before the last day of the second calendar month succeeding the month of production and removal for sale of oil or gas from the Leased Premises and such payment shall be accompanied by a statement which shall show the amount of oil or gas produced and saved during the calendar month covered by the payment, the market value of oil of like grade or gravity at the wellhead, the gross proceeds received by Lessee from sale of gas, the total amount of all sales, and any bonus or other increase in price actually paid to Lessee. Review of such statements and acceptance of payment shall not constitute a waiver of amounts properly owing under this Lease. Late payments shall bear interest at rate of 18 percent per year from the date due until paid. Payments shall be deemed made or tendered when received by Lessor.

9.            LESSOR'S LIEN. Lessee hereby grants to Lessor a lien upon and a security interest in all oil and gas produced hereunder, and the proceeds thereof, including without limitation accounts, as security for unpaid royalties.

10.          POOLING OF INTERESTS. Lessee is hereby granted the right and power to pool or combine the acreage covered by this lease, or any part thereof, with other contiguous lands under lease by Lessor at any time and from time to time, before or after production is obtained on these Leased Premises, but only after obtaining the prior written consent of Lessor, when in Lessee's judgment it is necessary or advisable to do so for the prevention of waste and the conservation and the greatest ultimate recovery of oil and gas. Such pooling shall be into a unit or units not exceeding 40 acres for oil production or 160 acres for gas production or the minimum spacing unit (if any exists) for a single well imposed by any federal or state law, order, rule, or regulation, whichever is larger. Such pooling, if consented to by Lessor, shall be effective by Lessee's executing and filing in the office where this Lease is recorded an instrument identifying and describing the pooled acreage and signed by Lessor and Lessee.

The production of pooled substances and the development and operation on any portion of a unit so pooled, including the commencement, drilling, completion and operation of a well thereon,

shall be considered and construed, and shall have the same effect, as production, development, and operation on the pooled portion of the Leased Premises under the terms of this Lease; provided, however, that any portion of the Leased Premises not included within such unit shall be the subject of further rental, development or release in accordance with the terms of this Lease, and Lessee shall not be entitled to hold any land not so included by virtue of drilling upon or production from land included in such unit. Royalties herein provided shall accrue and be paid to Lessor on pooled substances produced from any unit in the proportion, but only to the proportion, that the Lessor's net acreage interest in the land covered by this Lease and placed in the unit bears to the total acreage of the land placed in the unit.

Notwithstanding any provision herein to the contrary, if within 90 days before the expiration of the primary term of this Lease, Lessee conducts operations for the drilling of a well of the type that is standard in the industry to test the productivity of hydrocarbons on the Leased Premises or on lands pooled therewith, this Lease shall continue in effect thereafter as to all said lands as long as Lessee conducts drilling operations with at least one string of tools with no more than 90 days between the completion or abandonment of one well and the commencement of drilling of another well until Lessee shall have drilled the equivalent of at least one well to each 40 acres of leased land if oil is discovered in paying quantities or one well to each 160 acres of leased land if gas, but not oil, is discovered in paying quantities. It is further provided that after the expiration of the primary term of this Lease each well drilled by Lessee will earn Lessee a 90 day extension of the primary term and Lessee will accumulate or "bank" the time earned by drilling more than one well in a 90 day period provided however that the maximum term Lessee may have earned at any time pursuant to this provision shall be a total of 18 months. Upon the expiration of the primary term of this lease or at such time Lessee concludes continuous drilling operations as provided in this paragraph, whichever is the later date, all rights under this Lease shall terminate as to all but 160 acres in reasonably compact shape surrounding each gas well or 40 acres in reasonably compact shape surrounding each oil well producing or which may then be capable of producing in paying quantities, or upon which drilling, reworking or other operations calculated to restore production are being pursued as herein provided. After the expiration of the primary term of this Lease, if production in any well permanently ceases from any cause and this Lease is not otherwise being maintained, this Lease shall terminate as to the lands held thereby unless Lessee within 90 days thereafter commences reworking operations or the actual drilling of a new well thereon. In such event, this Lease will continue in effect as to the lands held thereby so long as such drilling or reworking is prosecuted with no cessation of such operations for more than 90 consecutive days until production is restored.

11.          OFFSET WELLS. During the term of this Lease, if a well producing gas or oil in paying quantities (an "outside well") is drilled by Lessee or by a third party upon adjacent land the mineral interest in which is not owned by Lessor, or on land not pooled with Leased Premises, and is located within 1,320 feet (the "offset distance") from a boundary of the Leased Premises, Lessee shall either (a) offset such outside well by the commencement of drilling operations at a suitable offset location on the Leased Premises within ninety (90) days after it is ascertained that the production of oil or gas from such outside well is in paying quantities or (b) release to Lessor the lease acreage (40 acres if the outside well is producing oil or 160 acres if the outside well is producing gas) in the offset location. A suitable offset location within the Leased Premises shall be one which is within the offset distance from the boundary and not more than twice the offset distance from a line drawn from the outside well to the nearest point in said boundary and extended through the Leased Premises. Notwithstanding the foregoing, this Section 11 shall not apply if there already exists or is being drilled on the Leased Premises a well at a suitable offset location, producing from the same zone or strata as the outside well.

12.          ON SITE USE. Lessee shall have the right to use, free of cost, gas, oil and water produced from Lessee's wells and from surface waters on the Leased Premises only for Lessee's operations on the Leased Premises for the purposes described in Section 1, but not from Lessor's wells and reservoirs or wells of the Surface Owner (defined below). Use of any water is subject to the applicable provisions of local, state and federal law and the rights of any other persons or entities in such water. Once Lessee commences production of water from an oil or gas well or a water well on the Leased Premises, Lessee shall, at its sole cost and risk, take all steps required by applicable laws and regulations with respect to measuring and maintaining required water quality standards of wells or surface water affected by Lessee's operations. If a water well or spring experiences a reduction of capacity to deliver water in quantity and/or quality sufficient to support the ordinary and customary use of the well or spring (referred to as being "impaired"), Lessor shall first take reasonable steps to verify that the impairment is not due to mechanical, electrical, down hole integrity, or pump problems, and, if none of these problems appear to be the cause of the impairment, Lessor shall notify Lessee of the impairment. Within 60 days of the receipt of notice of impairment, Lessee shall restore the access of the surface owner or other owner of the impaired well or spring, to water of sufficient quantity and quality to offset such impairment by reconfiguring, redrilling the well, the drilling of a new well, or by other means. It is recognized that additional power costs may be associated with any reconfiguration of an impaired water well which additional power costs shall be paid for by Lessee. The specific site of the well or water access may be changed by mutual agreement of Lessee and the surface owner or other owner of the impaired well or spring.

13.          SURFACE USE. The surface of the lands covered by this Lease is not held or owned by Lessor, and the surface rights are held by one or more surface owners or a tenants of the surface owner(s) (collectively, the "Surface Owner"). Lessee shall conduct its operations hereunder so as not to interfere unreasonably with Surface Owner in the operation of its business and will notify, coordinate and comply with Surface Owner fully. Lessee shall be solely responsible for full compensation of Surface Owner(s) for, but not limited to, land damage, roadway access, and/or roadway maintenance, Lessee agrees that:

a.            Operations - Lessee shall comply with all local, state and federal laws and regulations regarding the construction of pipelines on or over the Leased Premises.

b.            Drilling Sites and Facilities - All well site locations shall be limited to approximately one and one-half (1 1/2) acres of land while drilling and no more than one-half (1/2) acre for permanent facilities. No wells shall be drilled within 1,000 feet of any residence, house or barn on the property without the prior written consent of Lessor. No housing or dwelling unit shall be constructed or placed on Lessor's land by Lessee.

c.            Roads and Pipelines - Lessee agrees to work in cooperation with Surface Owner prior to planning or building any roads or pipelines across the Leased Premises. In addition, Lessee agrees to conduct its operations hereunder so as to interfere with Surface Owner's use of the land as little as is consistent with the economical and prudent development of the Leased Premises for oil and gas.

d.            When Lessee's operations will result in the clearance of timber that is not ready for commercial harvest, Lessee shall pay Surface Owner a clearance fee to compensate Surface Owner for the loss caused by cutting such partially grown trees and replacing them with seedlings.

e.            Fire Prevention and Reporting - Lessee shall immediately report to the responsible agency any fire which may arise upon or threaten the Leased Premises or adjoining lands. Lessee shall take all reasonable precautions to avoid starting any fires and will make every reasonable effort, at its sole expense, to control, extinguish or prevent the spread of fire on, to or from the Leased Premises. During fire season, Lessee shall have appropriate fire equipment on site as necessary or required by State or Fire Protective Association inspection requirements to perform reasonable effort initial attack.

f.             Environmental - Lessee will comply fully with all local, state and federal environmental laws and regulations in conducting any and all operations on the Leased Premises.

14.          REMOVAL OF MACHINERY AND FIXTURES. Lessee shall, within a period of 180 days after the termination of the primary or any extended term of this Lease with respect to all or any portion of the Leased Premises, remove all machinery and fixtures placed by it on the portion of the Leased Premises to which the termination is applicable, including drawing and removing all casings. All dry or abandoned holes shall be plugged, all excavations filled and such Leased Premises otherwise restored to their original condition except as otherwise expressly permitted by Lessor in writing. Nothing contained herein shall be construed as permitting or requiring the forfeiture of Lessee's machinery, equipment and fixtures as a penalty for any alleged breach hereunder. Following said 180 day period, Lessor shall have the right to remove and dispose of in any manner all such machinery and fixtures not so removed from such portion of the Leased Premises by Lessee. All costs of removal shall be paid by Lessee.

15.          LIENS. Lessee, at its own cost and expense, shall pay for all labor performed and materials furnished in the operations of Lessee hereunder and Lessor shall not be chargeable with, or liable for, any part thereof. Lessee shall protect the Leased Premises from liens of every character arising from its operations. Lessor and Surface Owner may post and keep posted on the Leased Premises notices to protect the same from liens and/or take any and all measures provided by law to protect the Leased Premises from liens.

16.          AUDIT AND INSPECTION. Lessor, at all reasonable times, through one or more agents, may inspect the Leased Premises and the work done or in progress thereon, and the production therefrom. Lessor, upon reasonable notice and at its expense, also may examine the books and records kept by Lessee in relation to the amount and character of the production from the Leased Premises and sale or disposition thereof, including without limitation contracts for sale of oil and gas and accounts arising from such sales. Lessee, on written request of Lessor, shall give Lessor and its agents access to, and also shall provide copies of logs of all wells drilled by Lessee on the Leased Premises. Lessor, no more frequently than once each quarter, may verify from the books and records of Lessee the prices received by Lessee for any oil or gas covered by this Lease which is sold on or from the Leased Premises, or used away from the Leased Premises or lands pooled therewith. Lessee shall promptly report to Lessor in writing any changes in the status of production or drilling operations that could affect the duration of this Lease. Lessor hereby agrees that it shall maintain all information acquired hereunder in the strictest confidence and shall not use such information for any purpose whatsoever except to verify Lessee's performance of its obligation under this Lease while the Lease remains in effect. Lessee agrees to provide Lessor access to or copies of all documents in its possession from time to time that relate to the exploration for or development of oil or gas from the Leased Premises, and copies of all title commitments, title abstracts or documents affecting title to the Leased Premises. The term "document" shall include without limitation the following: Topographic maps, survey maps, site plans, land use maps, engineering data, feasibility studies, soil tests, water tests, governmental permits, permit applications, seismic data and interpretations thereof, drilling and geophysical well logs, drilling reports, hydrologic information, coal mining maps and reports, coal analysis, and coal core hole data. Lessor understands that except for data available to the public through recording or filing in governmental offices, such data is proprietary to Lessee. Lessee shall label any such documents reasonably believed by Lessee to be proprietary and secret as "confidential" and Lessor hereby agrees that it shall maintain all such information acquired hereunder in confidence for a period of three years after termination of this Lease and may use such information for its own data base files and engineering requirements but not otherwise.

17.          INDEMNIFICATION. Lessee shall indemnify, defend, and hold Lessor harmless from and against any loss, liability, claim, damage, cost or expense (including, but not limited to, reasonable attorney fees and all costs of litigation or investigation) arising out of or in any way connected with (a) Lessee's use or occupation of the Leased Premises or lands adjacent thereto or Lessee's surface or subsurface operations thereon, including, without limitation, any changes in the quality or quantity of well water, on or off the Leased Premises, arising from or related to Lessee's operations or presence on the Leased Premises, or any environmental investigation, cleanup or abatement which may be ordered by any court or any governmental entity having proper jurisdiction in connection with any release caused or exacerbated by Lessee, its agents or contractors, of any toxic or hazardous waste, substance, or pollutant (identified as such by any federal, state, or local law), or any petroleum product (collectively "Toxic Substances") on, in, or about the Leased Premises, (b) Lessee's breach of any covenant herein contained, or (c) any assertion or allegation by any other party of the wrongful or erroneous payment of any royalty, rental, bonus bid, or other payment made under this Lease. This Section 17 shall survive termination of this Lease. Lessee shall notify Lessor with reasonable promptness of any such loss, liability, claim or damage, and Lessor shall have the right, if it so elects, to have its attorneys participate in processing or defending the same.

18.          INSURANCE. Prior to conducting any operations on the Leased Premises, Lessee shall obtain and maintain Insurance for the following coverages, which coverages shall apply with respect to work performed by Lessee and all of Lessee's subcontractors, agents and employees:

(a)

Commercial general liability coverage with minimum liability of $2,000,000 aggregate Bodily Injury and $2,000,000 aggregate Property Damage including Loggers broad form B or its equivalent and such policy shall include Contractual Liability coverage to cover the Lessee's indemnification and other obligations under this Agreement. Coverage shall also extend to Completed Operations and Third Party Firefighting Expense, Broad Form Property Damage, and Independent Contractor's coverage;

(b)	Motor vehicle public liability and property damage coverage of not less than $2,000,000 combined single limit per occurrence for bodily injury and property damage; and
(c)

Workers' Compensation and Employer's liability coverage as required by statute. Lessee shall require that all employers working under this Lease are subject to the Washington Workers' Compensation Law and shall comply therewith and with all other applicable laws and regulations.

Prior to commencement of any work, Lessee shall furnish to Lessor certificates of insurance evidencing that the required insurance, including both liability and workers' compensation insurance, has been issued to Lessee and all subcontractors, and is in force on the date of the certificates. Lessor, at its option, may require complete copies of the above described policies. The adequacy of all insurance shall be subject to approval by the Lessor, which shall not be unreasonably withheld. All insurance shall be written by a company or companies authorized to do business in the State of Washington.

Lessor shall be named as additional insured with respect to liability arising out of Lessee's operations on the Leased Premises on all liability insurance coverage required under this Lease. Before commencing operations under this Lease, Lessee shall provide Lessor with a certificate(s) evidencing the required insurance and showing that Lessor will receive a minimum of fifteen days' notification of any material modification or termination of coverage.

Before commencing operations under this Lease, Lessee shall furnish Lessor with a copy of the bond and exploration and permit applications filed with the Washington State Department of Natural Resources ("DNR") along with copies of all other permits required by government agencies for work on the Leased Premises.

19.          TAXES. Lessee shall pay all taxes levied upon or assessed against its improvements, fixtures, and personal property on, or taxed in connection with, the Leased Premises, including Lessee's oil stored thereon. Lessee further agrees to pay, when due, any other ad valorem taxes or assessments the levy of which was made possible by the execution of this Lease. Payment of taxes levied upon or assessed against other gas or oil shall be shared in proportion to the royalty share thereof by all entities or persons entitled to share in the royalty hereunder, according to their several interests in said royalty, and the remainder thereof shall be paid by Lessee. Any severance tax or other tax, assessment or license now or hereafter levied or imposed, measured by the quantity or value of oil or natural gas produced from the Leased Premises or any portion thereof, shall be borne by the parties in the same ratio as taxes on oil or gas. Lessee may pay, and may deduct from the proceeds due Lessor, taxes which are payable by Lessor on the Leased Premises, which Lessor elects not to pay, where such non-payment would place Lessee's mineral rights in the Leased Premises in imminent jeopardy of foreclosure and sale.

20.          STATE LAWS AND REGULATIONS. Lessee shall, in all of its operations under this lease and on adjacent lands, comply with all applicable federal, state, and local laws and with the rules, regulations and orders of any federal, state or other governmental agency, and shall be responsible for, and at its own expense obtain, all permits and licenses necessary and proper to carry on its operations. Lessee shall also comply with all applicable laws and regulations with respect to the spacing, drilling, or producing of wells, or other operations in connection with hydrocarbons, and if there be any conflict between the same and the provisions of this lease, such laws, rules, regulations and orders shall modify or suspend, as the case may be, the relevant provisions of this lease.

21.          RELEASE; SURRENDER. Lessee may release or surrender all or any portion of this Lease or Leased Premises; provided, however, that any partial surrender shall encompass not less than 160 acres of the Leased Premises and shall be in a reasonably compact shape. After surrender, Lessee shall be released from all obligations under this Lease with respect to the lands surrendered but no such surrender shall release Lessee or its surety from liability for breach of any monetary obligation under this Lease, with respect to which Lessee is in default at the time of the filing of such surrender, nor shall such surrender relieve Lessee or its surety of Lessee's liability for damage or indemnification of Lessor as provided in this Lease. On the surrender, expiration or earlier termination or cancellation of this Lease, in whole or in part, Lessee shall quietly surrender possession to Lessor and file for record a quitclaim deed in the County Recorder's office. Lessee shall remove all such Toxic Substances from the Leased Premises, and shall properly clean and remediate the Leased Premises, upon any release and surrender, or termination, in whole or in part, of this Lease.

22.	DEFAULT. The following shall constitute "Events of Default" under this Lease:

a. Lessee's failure to deliver or pay when due Lessor's royalty hereunder or any other amount due hereunder, and expiration of a period of fifteen (15) days after notice given by Lessor to Lessee describing such failure, without such delivery or payment having been made;

b. Lessee's failure to keep, perform, observe or comply with any covenant, requirement or promise of this Lease not described in paragraph a. above, and the expiration of thirty (30) days after notice given by Lessee describing such failure, without such failure having been cured, provided however, that if such failure is not reasonably susceptible of cure within such thirty (30) day period, no Event of Default shall be deemed to occur so long as Lessee commences good faith efforts to cure within such thirty (30) day period and thereafter diligently pursues such efforts to completion.

On the occurrence of an Event of Default Lessor may, at its option, terminate this Lease by giving notice of such termination to Lessee, and with or without termination, Lessee shall have all other remedies available at law or in equity on account of such Event of Default. All such remedies may be exercised cumulatively and concurrently without the requirement of an election of remedies.

23.          ASSIGNMENT. This Lease shall not be assigned by Lessee, in whole or in part, without the prior written consent of Lessor, which written consent shall not be unreasonably withheld. Subject to the foregoing, this lease and all its terms, conditions and stipulations shall extend and be binding upon all successors of Lessor or Lessee. Lessor expressly reserves the right to sell, lease, or otherwise transfer any interest in the Leased Premises, except the interest conveyed in this Lease, without the consent of Lessee. Lessor shall give Lessee notice in writing of such transfer and Lessee shall have no direct obligation under the terms of this Lease to such transferee until such notice is given.

24.          ATTORNEY'S FEES. In any suit, action or appeal therefrom to enforce or interpret this Agreement, the substantially prevailing party shall be entitled to recover its costs and expenses incurred therein, including reasonable attorneys' fees and other costs of litigation.

25.          VENUE AND JURISDICTION. Venue in any action under this Lease shall be in Cowlitz, Lewis or King County, Washington, at the election of Lessor. Each of the parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Washington and of the United States of America located in the State of Washington for any litigation arising out of or relating to this Lease and agrees not to commence any litigation relating to the Lease except in such courts, waives any objection to the laying of venue of any such litigation in such courts, and agrees not to plead or claim that such litigation brought in such courts has been brought in an inconvenient forum.

26.          COAL MINING RIGHTS. Lessor reserves the right to develop or lease to others, its mineral rights other than that which is specifically leased herein for surface, auger, or underground mining operations located on the Leased Premises. Lessor recognizes the potential conflicts and hazards between the drilling for coal bed methane and coal mining on the same lands. Lessor will notify Lessee in writing and arrange a meeting with the Lessee to discuss pertinent issues, prior to entering into a lease with others for the purpose of coal mining, in order to avoid possible conflicts, hazards and risks associated therewith. Though it is currently anticipated that the primary target areas for the oil, gas and coal bed methane gas drilling and production activities will not coincide with those areas anticipated for other mining activity, in the event of underground coal mining operations, Lessee and Lessor agree to work cooperatively in the planning, engineering, and design of the mining, drilling, capping, plugging and productive facilities on an area by area basis so as to not unreasonably interfere with the operations of the other.

27.          EXCULPATION. Lessor shall not be responsible or liable in any manner for any damage whatsoever to any property of the Lessee, real or personal, resulting from fires upon the Leased Premises or upon Lessor's lands adjacent thereto, or from any other cause, unless such injury or damage is caused by the gross negligence, recklessness, or willful misconduct of Lessor or its employees or agents, nor shall Lessor be liable for any damage or injuries to employees, agents, contractors, licensees, or invitees of Lessee, however caused.

28.          AS IS - WITH ALL FAULTS. Lessor does not guarantee and shall not be responsible for failures caused by natural occurrences or by the unstable nature of the Leased Premises. Lessor makes no representation or warranty about the physical or geological condition of the Leased Premises or their suitability for oil and gas exploration and production. Lessee accepts the Leased Premises AS IS and WITH ALL FAULTS and expressly assumes the risks associated with operating on the Leased Premises.

29.          FORCE MAJEURE. All express or implied covenants of this lease, other than the obligation to make monetary payments when due shall be subject to all federal and state laws and regulations, and this Lease shall not be terminated, in whole or in part, nor Lessee held liable for damages, for failure to comply therewith, if compliance is prevented by, or if such failure is the result of, any such law or regulation, or is prevented by an act of God, an act of war, an act of the public enemy, blockade, public riot, lightning, fire, storm, explosion, flood or other act of nature, labor disputes, failure of transportation, or other causes beyond the reasonable control of Lessee. Notwithstanding anything contained herein to the contrary, Lessee shall provide written notice to Lessor of any claim of suspension or excuse of Lessee's obligations under this Paragraph 29 specifying with particularity the act, event, or condition giving rise to such claim of suspension or excuse and specifying the date on which such act, event, or condition arose. The obligations of Lessee under this Lease shall not be suspended or excused pursuant to this Paragraph 29 unless and until such written notice to Lessor is given and shall not be suspended or excused by any act, event, or condition as to which Lessor has not been so notified. Likewise, this Lease shall not terminate by the improper refusal or undue delay by any governmental agency issuing a necessary approval, license or permit applied for by Lessee; equipment failures; and inability to obtain materials in the open market; provided that no such delay shall excuse any payment due under this Lease. Lessee shall use all reasonable diligence to remove the force majeure as quickly as possible, If the period of suspension due to force majeure commences more than 120 days prior to the end of the primary term of this Lease, then that period of suspension shall be added to the primary term. If the period of suspension commences less than 120 days prior to the end of the primary term or at any time after the primary term, then this Lease shall not terminate if Lessee shall commence or resume operations within 120 days after the end of the period of suspension. Nothing in this section shall be construed to relieve Lessee of its obligations to protect against undue waste, damage, or injury or to make any monetary payment when due.

30.          NOTICE. All written notices permitted or required by this lease to be given Lessor and Lessee shall be sent to their respective addresses listed in Section 1 above, shall be sent by certified United States mail or commercial courier service, and shall identify this lease by date, parties, description and any recording data; provided that either party may change such notice address by giving written notice to the other party specifying the new address. Notices given by certified mail shall be deemed given three (3) business days after mailing. Notices given by commercial courier shall be deemed given on delivery to the specified address.

31.	TIME OF ESSENCE. Time is of the essence in the performance of this Lease.

32.         WAIVER. Except as otherwise provided in this Lease, any failure of any party to comply with any obligation, covenant, agreement or condition may be waived by the party entitled to the benefits of such performance only by a written instrument signed by the party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the terms of this Lease.

33.          GOVERNING LAW. This lease shall be governed and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law.

34.          ENTIRE AGREEMENT. This Oil and Gas Lease, including the attached Exhibit A, contains the entire agreement of the parties. There are no other conditions, agreements, representations, warranties or understandings, expressed or implied.

The parties have caused this Oil and Gas Lease to be executed and effective this _____day of __________, 200__.

SIGNATURES

LESSOR	LESSEE

Pope Resources L.P.	Cascadia Energy Corp.

By _______________________________	By ________________________________

Title: _____________________________	Title: ______________________________

EXHIBITS

Exhibit A - Legal Description of Leased Premises

STATE OF WASHINGTON	) ) )	ss.
COUNTY OF KING

On this ____ day of ________________________, 2006, before me, a Notary Public in and for the State of Washington, personally appeared ____________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who signed this instrument; on oath stated that he/she was authorized to execute the instrument as general partner of Pope Resources L.P., a Washington limited partnership; acknowledged said instrument to be HIS OR HER free and voluntary act and deed, as general partner, for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington, residing at ____________________ My appointment expires ____________________ Print Name ______________________________

STATE OF WASHINGTON	) ) )	ss.
COUNTY OF KING

On this ____ day of ________________________, 2006, before me, a Notary Public in and for the State of Washington, personally appeared ___________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who signed this instrument; on oath stated that he/she was authorized to execute the instrument, and acknowledged it as the _____________________ of Cascadia Energy Corp. to be the free and voluntary act and deed of said corporation for the uses and purposes mentioned in the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington, residing at ____________________ My appointment expires ____________________ Print Name ______________________________

Vader, Cedar Creek Area, Exhibit C
Lewis
Vader
Cedar Creek Exploration Block
Cowlitz
Washington
Oregon
Columbia
Clark

EXHIBIT C